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                                                                     EXHIBIT 8.1

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                    FORM OF
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                  TAX OPINION

                                January 11, 2000

North Fork Bancorporation, Inc.
275 Broad Hollow Road
Melville, New York 11747

Ladies and Gentlemen:

     We have acted as counsel to North Fork Bancorporation, Inc., a Delaware corporation ("NFB"), in connection with the contemplated merger (the "Merger") under the Delaware General Corporation Law of Reliance Bancorp, Inc., a Delaware corporation ("Reliance") with and into NFB and the subsequent merger ("Subsidiary Bank Merger") under the applicable provisions of the law of the State of New York of Reliance Federal Savings Bank, a federally chartered stock savings bank and wholly owned subsidiary of Reliance ("Reliance Federal"), with and into North Fork Bank, a commercial bank organized under the laws of the State of New York and wholly owned subsidiary of NFB ("NFB Bank"), pursuant to the Amended and Restated Agreement and Plan of Merger by and between NFB and Reliance (the "Agreement") as described in the Registration Statement on Form S-4 (the "Registration Statement") filed in connection with the Merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and the Subsidiary Agreement and Plan of Merger by and between NFB Bank and Reliance Federal (the "Subsidiary Merger Agreement").* In connection with the Registration Statement filed with the Securities and Exchange Commission under the Securities Act and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, we are rendering our opinion concerning certain federal income tax consequences of the Merger. The delivery of this opinion, dated as of the Effective Time, is a condition to the Merger pursuant to Section 8.2(e) of the Agreement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, the Subsidiary Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by NFB, NFB Bank, Reliance, Reliance Federal and others, including those set forth in letters dated the date hereof from officers of NFB, NFB Bank, Reliance and Reliance Federal (the "Representation Letters") and, for purposes of rendering our opinion, have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge and belief. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and covenants made by NFB, NFB Bank, Reliance and Reliance Federal, including those set forth in the Representation Letters. Furthermore, we have assumed that the Representation Letters will be re-executed by appropriate officers of NFB, NFB Bank, Reliance and Reliance Federal at the Effective Time.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger and the Subsidiary Bank

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* Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.
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Merger or contemplated by the Agreement or the Subsidiary Merger Agreement will be consummated in accordance with the Agreement, as described in the Registration Statement, and the Subsidiary Merger Agreement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein.

OPINION

     Based solely upon the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement we are of the opinion that the Merger will be treated, under current law, as a reorganization within the meaning of Section 368(a) of the Code and, accordingly:

     (1) no gain or loss will be recognized by North Fork or Reliance as a result of the Merger;

     (2) no gain or loss will be recognized by a stockholder of Reliance who exchanges all of such stockholder's shares of Reliance common stock solely for shares of common stock of the combined company, except for any gain recognized with respect to cash received instead of a fractional share of the combined company's common stock;

     (3) the aggregate tax basis of the shares of the combined company's common stock received by a Reliance stockholder who exchanges all of the stockholder's shares of Reliance common stock for shares of common stock of the combined company in the Merger will be the same as the aggregate tax basis of the shares of Reliance common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share of the combined company's common stock for which cash is received);

     (4) the holding period of the shares of the combined company's common stock received by a Reliance stockholder will include the holding period of shares of Reliance common stock surrendered in exchange therefor; and

     (5) a Reliance stockholder who receives cash instead of a fractional share of the combined company's common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the stockholder's tax basis in shares of Reliance common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder's holding period in the shares of Reliance common stock exchanged for the cash in lieu of a fractional share of the combined company's common stock is more than one year at the effective time of the Merger.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger, the Subsidiary Bank Merger, or of any transactions related thereto or contemplated by the Agreement, as described in the Registration Statement, or the Subsidiary Merger Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                          LLP